Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Abraxis BioScience Inc. for the registration of debt securities; common stock; preferred stock; warrants to purchase any of the other securities that maybe sold under the aforementioned prospectus; rights to purchase debt securities, common stock or preferred stock; and units consisting of one or more of these classes of securities, in one or more transactions; of Abraxis BioScience Inc., and to the incorporation by reference therein of our reports dated March 2, 2009, with respect to the consolidated financial statements of Abraxis BioScience, Inc., and the effectiveness of internal control over financial reporting of Abraxis BioScience, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

June 29, 2009